EXHIBIT 23.2


CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Interests of Experts and Counsel" in the Registration Statement (Form S-3) and related Prospectus of JLG Industries, Inc. for the registration of 750,000 shares of its common stock and to the incorporation by reference therein of our report dated September 4, 1997, with respect to the consolidated financial statements and schedule of JLG Industries, Inc. included in its Annual Report (Form
10-K) for the year ended July 31, 1997, filed with the Securities and Exchange Commission.




/s/ Ernst & Young
Baltimore, Maryland
March 4, 1998